EXHIBIT 12 (A)

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                    Years Ended December 31,
                                                ------------   -----------   -----------    -----------   -----------
                                                   1992           1993          1994           1995          1996
                                                ------------   -----------   -----------    -----------   -----------
                                                                       (Thousands of Dollars)
Earnings as Defined in Regulation S-K:
Net Income                                          475,936       614,868       659,406        616,964       535,071
Federal Income Taxes (A)                            223,782       307,414       301,447        325,737       267,619
Fixed Charges                                       411,493       401,046       408,045        418,825       437,812
                                                ------------   -----------   -----------    -----------   -----------
Earnings                                          1,111,211     1,323,328     1,368,898      1,361,526     1,240,502
                                                ============   ===========   ===========    ===========   ===========

Fixed Charges as Defined in Regulation S-K
(B)


Total Interest Expense (C)                          401,902       389,956       395,925        406,869       398,581
Interest Factor in Rentals                            9,591        11,090        12,120         11,956        11,490
Subsidiaries' Preferred Securities Dividend
    Requirements                                         --                                                   27,741
                                                                       --            --             --
                                                ------------   -----------   -----------    -----------   -----------
Total Fixed Charges                                 411,493       401,046       408,045        418,825       437,812
                                                ============   ===========   ===========    ===========   ===========

Ratio of Earnings to Fixed Charges                     2.70          3.30          3.35           3.25          2.83
                                                ============   ===========   ===========    ===========   ===========


Notes:

(A) Includes state income taxes and federal income taxes for other income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) Preferred Securities Dividend Requirements of subsidiaries.

(C) Excludes 1992 interest expense on decommissioning cost of $5,208.